                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        GREAT LAKES CHEMICAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        GREAT LAKES CHEMICAL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                        GREAT LAKES CHEMICAL CORPORATION
                            WEST LAFAYETTE, INDIANA

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 4, 1995

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GREAT LAKES CHEMICAL CORPORATION (the "company") will be held at the University Place Conference Center and Hotel, 850 West Michigan Street, Indianapolis, Indiana, on Thursday, May 4, 1995, at 11:00 a.m. for the following purposes:

     1. To elect three directors to serve until the 1998 Annual Meeting;

     2. To approve certain amendments to the company's 1993 Employee Stock Compensation Plan, and to approve the amended 1993 Employee Stock Compensation Plan in its entirety;

     3. To approve an amendment to the company's 1984 Employee Stock Option Plan, and to approve the amended 1984 Employee Stock Option Plan in its entirety;

     4. To act upon one stockholder proposal which is set forth in the attached proxy; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 6, 1995, as the date of record for the meeting, and only stockholders of record at the close of business on such date shall be entitled to vote at the meeting or any adjournment thereof.

     A proxy statement, form of proxy and a copy of the annual report of the company for the year 1994 are enclosed herewith.

                                          By Order of the Board of Directors,

                                          MARY P. MCCLANAHAN
                                          Secretary
March 28, 1995

                             YOUR VOTE IS IMPORTANT

     YOU ARE URGED TO MARK, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID BUSINESS REPLY ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                        GREAT LAKES CHEMICAL CORPORATION
  ONE GREAT LAKES BOULEVARD, P.O. BOX 2200, WEST LAFAYETTE, INDIANA 47906-0200

                            ------------------------
                                PROXY STATEMENT
                                 MARCH 28, 1995
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 4, 1995

                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors of Great Lakes Chemical Corporation (the "company"). It is for use only at the Annual Meeting of the Stockholders to be held on May 4, 1995, and at any adjournment thereof.

     As of March 6, 1995, the record date of the meeting, 66,484,504 shares of common stock of the company were outstanding, and each share is entitled to one vote. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting. A majority of such holders, present in person or represented by proxy, constitutes a quorum.

     Any stockholder executing a proxy retains the right to revoke it at any time prior to its use at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

     The election of directors requires a majority of the shares present (in person or by proxy) at the meeting and entitled to vote. Accordingly, a vote which is withheld in the election of a director will have the effect of a vote against the election of said director. Approval of any other proposal requires a majority of the shares present and entitled to vote thereon and abstentions as to any such proposal therefore have the effect of votes against it. Under the New York Stock Exchange rules, brokers who hold street name shares can vote in their discretion in the election of directors and with respect to Proposal 2 and Proposal 3, but cannot vote on Proposal 4 without customer instructions. Where a broker submits a proxy but cannot vote as to a proposal (a "broker non-vote"), the related shares are not viewed as entitled to vote thereon and, consequently, any broker non-vote will not be counted in determining whether Proposal 4 receives a majority of the shares present and entitled to vote thereon. A quorum will exist if the shares present (including broker non-votes) constitute a majority of the outstanding shares.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The Certificate of Incorporation of the company provides that the number of directors shall be not less than three nor more than eleven, and shall be divided into three classes of equal size (to the extent possible), with one class to be elected each year, in rotation, for a term of three years. The Board of Directors is currently comprised of nine members, divided equally into three classes. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three nominees, William H. Congleton, John S. Day and Louis E. Lataif, for three-year terms to expire at the annual meeting in 1998 and until their successors are duly elected and qualified. Nominees Congleton, Day and Lataif are currently serving as directors and have consented to serve for the new term. Although the nominees are not expected to decline or be unable to serve as directors, in each such event the proxies will be voted by the proxy holders for such other person as may be designated by the present Board of Directors.

     Information in the biographies that follow is current as of March 1, 1995. None of the business organizations, other than Great Lakes Chemical Corporation, with which the named individuals maintain their principal occupation or employment is a parent, subsidiary or affiliate of the company.

NOMINEES TO SERVE UNTIL THE 1998 ANNUAL MEETING

     WILLIAM H. CONGLETON  Director since 1973. (1), (4)

     Mr. Congleton, 73, is a general partner of Palmer Partners L.P., a private investment partnership. Mr. Congleton also serves as a director of Advanced Circuit Technology, Inc., as a trustee of the Lahey-Hitchcock Medical Foundation, and as an overseer of both the Boston Symphony Orchestra and the New England Conservatory of Music.

     JOHN S. DAY  Director since 1975. (1), (2), (3)

     Dr. Day, 77, is vice president emeritus of Purdue University, having previously been a Herman C. Krannert Professor of Management. Until 1983, he served as vice president for Development of Purdue University and until 1979, served as dean of the Krannert School of Management at Purdue University.

     LOUIS E. LATAIF  Director since 1995.

     Mr. Lataif, 56, is Dean of the School of Management at Boston University, a position he assumed in 1991 after a distinguished 27-year career with Ford Motor Company which included positions as vice president and general manager of Ford Division, vice president North American Sales Operations, and president of Ford of Europe. Dean Lataif also serves on the boards of Bank Audi USA, Bath Ironworks, Fred Jones Industries and the Lahey-Hitchcock Clinic.

DIRECTORS SERVING UNTIL THE 1997 ANNUAL MEETING

     MARTIN M. HALE  Director since 1978. (1), (3), (4)

     Mr. Hale, 54, non-executive chairman of the Board, is executive vice president and director of Hellman Jordan Management Company, Inc., a registered investment advisor specializing in asset management and a wholly-owned subsidiary of United Asset Management Company. Prior to 1983, he was president and chief executive officer of Marsh & McLennan Asset Management Company. He also serves as a director of the Student Conservation Association, chairman of the Board of Governors of the School of The Museum of Fine Arts, Boston, and a trustee of the Museum of Fine Arts.

     EMERSON KAMPEN  Director since 1971. (3), (4)

     Dr. Kampen, 66, chairman emeritus, joined the company in 1951 as a chemical engineer. During this time, he held a number of key management positions, including those of president, chief executive officer, and chairman. He is a director of Inland Steel Industries, Inc., Lafayette Life Insurance Company, NBD Bank, N.A. and PSI Resources, Inc. He is also a trustee of Purdue University and a director of several chemical industry trade associations.

     RICHARD H. LEET  Director since 1994. (1), (2)

     Dr. Leet, 68, retired as vice chairman and director of Amoco Corporation in 1991 following a lifelong career with Amoco which included service as President of Amoco Chemicals Company. Dr. Leet serves as a director of Illinois Tool Works, Landauer, Inc., and Vulcan Materials Company, vice chairman of the Foundation Board of The Ohio State University, and a trustee of Brenau University, Gainesville, Georgia. He is also currently a member of the Executive Board of the National Council of The Boy Scouts of America which he led as president in 1990-1992. Previously he served as chairman of the Board of both The Industrial Health Council and The YMCA of Metropolitan Chicago.

DIRECTORS SERVING UNTIL THE 1996 ANNUAL MEETING

     THOMAS M. FULTON  Director since 1995.

     Mr. Fulton, 61, serves as president and chief executive officer of Landauer, Inc., a provider of radiation monitoring services. Prior to joining Landauer in 1978, his career included various management positions at Union Carbide, BASF, and ICN Pharmaceuticals, Inc. Mr. Fulton also serves on the boards of the Chicago Theological Seminary, South Suburban Hospital and the Bethel Community Facility.

     LEO H. JOHNSTONE  Director since 1982. (1), (2), (3)

     Mr. Johnstone, 77, retired from Phillips Petroleum Company in 1982, following a lifelong career with Phillips which began in 1940 as a petroleum engineer and culminated as vice chairman. Mr. Johnstone is a director of City Bank and Trust in Oklahoma City, a former trustee of the Frank Phillips Foundation and a former member of the Council of Delaware Tribe of Indians, as well as being active in civic affairs.

     ROBERT B. MCDONALD  Director since 1994.

     Mr. McDonald, 58, chief executive officer and president of the company, began his career with Great Lakes in 1968 as a chemical engineer. He has served as assistant to the president; managing director of Great Lakes Chemical(Europe), Limited; vice president - engineering; senior vice president; executive vice president; and chief operating officer. He was appointed to the Board of Directors in July 1994 and named to his current position in September 1994. Mr. McDonald served as a director of Huntsman Chemical Corporation until March 1995. As well as being involved with several professional organizations, including the Chemical Manufacturers Association, he is affiliated with the Cystic Fibrosis Foundation and serves on the boards of several local civic and philanthropic organizations.
-------------------------

(1) Member of the Audit Committee
(2) Member of the Compensation and Incentive Committee
(3) Member of the Executive Committee
(4) Member of the Finance Committee

                            DIRECTORS' COMPENSATION

     All directors, except Mr. McDonald, receive an annual retainer of $23,500. The non-executive chairman of the Board receives an additional annual retainer of $100,000 in recognition of his expanded responsibilities. All non-employee directors are paid $2,500 annually for service on one or more committees. Committee chairmen receive an additional annual retainer of $1,000. All non-employee directors receive $1,000 per day for attendance at meetings of the Board of Directors and, with the exception of the chairman, $1,000 per day for special assignments. The company provides each non-employee director with a term life insurance policy of $50,000 and an accidental death and dismemberment insurance benefit of $200,000. In addition, each non-employee director serving on the Board for a minimum of five years is eligible for retirement benefits, with payments beginning at the later of age 70 or the director's retirement from the Board. Annual retirement benefits are equal to the amount of the annual retainer in effect at the time of retirement and are payable for the life of the director adjusted for length of service. The fees paid to directors are reviewed each year based on industry surveys of fees paid to directors in similarly-sized industrial and specialty chemical companies.

                        DIRECTOR MEETINGS AND COMMITTEES

     The company has Audit, Compensation and Incentive, Executive, and Finance Committees, the members of which are as shown in the preceding presentation. The Stock Option Committee and the Compensation Committee were combined in 1994 and renamed the Compensation and Incentive Committee. The company does not have a Nominating Committee. During 1994, the Board of Directors met eleven times. Dr. Kampen attended fewer than 75 percent of the combined total number of meetings of the Board of

Directors and Committees on which he served while contending with illness. Each of the other directors attended more than 97 percent of the aggregate of the total number of Board and Committee meetings he was required to attend.

     The Audit Committee, which met once during 1994, reviews the adequacy of internal controls and the work of the independent and internal auditors, consults with the independent auditors concerning the audit report and the related management letter, and makes recommendations to the Board concerning the selection of independent auditors.

     The Compensation Committee, which met four times during 1994, made recommendations to the Board with respect to compensation for the company's executives.

     The Stock Option Committee, which met twice during 1994, administered the company's Employee Stock Option Plans.

     The Compensation and Incentive Committee, which met four times during 1994, combines the functions of the former Compensation and Stock Option Committees.

     The Executive Committee, which met four times during 1994, is empowered to act for the Board, with certain restrictions, in the management and affairs of the company.

     The Finance Committee, which met once during 1994, and includes officers Jeffares and Ferguson in addition to the Board members indicated above, reviews the financial affairs of the company and makes recommendations for action to the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to all stockholders known to the company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to the company's common stock beneficially owned by directors of the company, the executive officers of the company included in the Summary Compensation Table set forth under the caption "Executive Compensation and Other Information" below who were employed by the company as of such date, and all directors and executive officers of the company as a group.

                                                                AMOUNT AND NATURE        PERCENT OF
                     NAME AND ADDRESS                             OF BENEFICIAL         COMMON STOCK
                    OF BENEFICIAL OWNER                       OWNERSHIP (1)(2)(3)(4)    OUTSTANDING
-----------------------------------------------------------   ----------------------    ------------
FMR Corp...................................................          7,615,294              11.5%
Investment Advisor and Related Entities(5)
  82 Devonshire Street
  Boston, MA 02109
State Farm Mutual Automobile Insurance Company.............          5,439,600               8.2%
and Related Entities(6)
  One State Farm Plaza
  Bloomington, Illinois 61710
Emerson Kampen(7)..........................................          1,114,570               1.7%
Robert B. McDonald.........................................             77,938                 *
Robert T. Jeffares(8)......................................            153,154                 *
John S. Little(9)..........................................             32,234                 *
David A. Hall(10)..........................................             39,140                 *
Robert L. Hollier(11)......................................             75,901                 *
William H. Congleton(12)...................................             16,000                 *
John S. Day(13)............................................              4,100                 *
Thomas M. Fulton...........................................                  0                 *
Martin M. Hale(14).........................................            221,347                 *

                                                                AMOUNT AND NATURE        PERCENT OF
                     NAME AND ADDRESS                             OF BENEFICIAL         COMMON STOCK
                    OF BENEFICIAL OWNER                       OWNERSHIP (1)(2)(3)(4)    OUTSTANDING
-----------------------------------------------------------   ----------------------    ------------
Leo H. Johnstone(15).......................................             14,000                 *
Louis E. Lataif............................................                  0                 *
Richard H. Leet............................................              1,000                 *
Directors and executive officers as a group................          1,963,035               3.0%

-------------------------

* Less than 1%.

 (1) Information concerning persons known to the company to be beneficial owners of more than 5 percent of its common stock is based upon the most recently available reports furnished by the companies on Schedule 13G filed with the Securities and Exchange Commission.

 (2) Information concerning ownership of common stock by directors of the company, named executives, and directors and executive officers as a group is as of March 1, 1995.

 (3) Unless otherwise indicated, beneficial ownership is direct, and the person indicated has sole voting and investment power.

 (4) Ownership of executive officers includes shares of stock options exercisable within 60 days as disclosed in the table on options exercised and value of options at end of fiscal year.

 (5) Each of the following FMR Corp. entities has reported sole voting power to vote or to redirect the vote of 339,744 shares, and sole disposition power or power to redirect the disposition of 7,615,294 shares: Fidelity Management & Research Company reported 7,008,550 shares; Fidelity Management Trust Company reported 601,144 shares; and Fidelity International Limited reported 5,600 shares. Fidelity Management & Research Company and Fidelity Management Trust Company are both wholly-owned subsidiaries of FMR Corp. Fidelity International Limited operates as an independent entity.

 (6) Each of the following State Farm entities has reported sole voting power and sole disposition power, and disclaims "beneficial ownership" as to all shares as to which each has no right to receive the proceeds of sale of the security and disclaims that it is part of a group: State Farm Mutual Automobile Insurance Company reported 3,484,800 shares; State Farm Investment Management Corporation has 897,300 shares; and State Farm Employees Incentive and Thrift Plan reported 1,057,500 shares. State Farm Investment Management Corporation is a wholly-owned subsidiary of State Farm Fire and Casualty Company, which in turn is a wholly-owned subsidiary of State Farm Mutual Automobile Insurance Company.

 (7) Includes 400 shares held indirectly by Dr. Kampen through spousal ownership and 20,335 shares held indirectly as co-trustee of two irrevocable trusts for his children and grandchildren, respectively. Dr. Kampen disclaims beneficial ownership of these 20,335 shares.

 (8) Includes 155 shares held indirectly by Mr. Jeffares in the company's 401(k) Plan, 4,966 shares through spousal ownership, and 200 shares owned by his stepchildren.

 (9) Includes 235 shares held indirectly by Dr. Little in the company's 401(k) Plan.

(10) Includes 400 shares held by Mr. Hall's minor children in Universal Gifts to Minors Trust in which Mr. Hall disclaims any beneficial ownership, and 823 shares held indirectly through the company's 401(k) Plan.

(11) Includes 718 shares held indirectly by Mr. Hollier through the company's 401(k) Plan.

(12) Includes 4,400 shares held indirectly by Mr. Congleton through a trust for Mr. Congleton's grandchildren. Mr. Congleton disclaims beneficial ownership of these shares.

(13) Includes 320 shares owned indirectly by Dr. Day's wife.

(14) Includes 195,840 shares held by Mr. Hale as co-trustee and 1,000 shares held by his wife as trustee for his children. Mr. Hale disclaims beneficial ownership of these 196,840 shares.

(15) Includes 14,000 shares held indirectly by Mr. Johnstone as co-trustee of a family limited partnership.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the company's last three years to Emerson Kampen and Robert
B. McDonald, both of whom served as chief executive officer of the corporation during 1994, with Mr. McDonald assuming that position on September 27, 1994, and to each of the company's four other most highly compensated executive officers ("Named Officers").

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                                ------------
                                     ANNUAL COMPENSATION                         SECURITIES
                                  --------------------------        ALL          UNDERLYING      ALL OTHER
                                          SALARY      BONUS     OTHER ANNUAL      OPTIONS/      COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR      ($)        ($)      COMPENSATION     SARS(#)(1)        ($)(2)
-------------------------------   ----    -------    -------    ------------    ------------    ------------
Emerson Kampen (3).............   1994    730,433         --                        70,000          1,125
  former chairman, president      1993    865,558    500,000                        70,000          2,358
  and chief executive officer     1992    790,529    475,000                        60,000          4,364

Robert B. McDonald.............   1994    350,900    250,000                        10,000          1,125
  president and chief executive   1993    253,031     95,000                         7,000          2,358
  officer                         1992    238,173     70,000                         8,000          3,562

Robert T. Jeffares.............   1994    319,500    115,000                        12,000          1,125
  executive vice president and    1993    261,115    105,000                        10,000          2,358
  chief financial officer         1992    231,231     80,000                         9,000          3,562

John S. Little (4).............   1994    282,808     95,000       138,590          11,000          1,125
  senior vice president

David A. Hall..................   1994    254,115     75,000                        10,000          1,125
  senior vice president           1993    217,615     90,000                         8,000          2,358
                                  1992    194,654     70,000                         8,000          3,016
Robert L. Hollier (5)..........   1994    250,000     52,000                         7,500          8,427
  vice president                  1993    223,517     60,000                         7,000         18,134
                                  1992    205,000     55,000                         7,000          6,141

-------------------------

(1) Options to acquire shares of common stock.

(2) Includes employer matching contributions on behalf of Messrs. Kampen, McDonald, Jeffares, Little, and Hall under the company's 401(k) Plan.

(3) Dr. Kampen ceased serving as chairman, chief executive officer and president on September 27, 1994. His salary reflects his compensation through September 30, 1994, and includes fees of $31,875, $23,250, and $21,875 paid in 1994, 1993, and 1992, respectively, for his service as a director of the company. Dr. Kampen was placed on disability October 1, 1994.

(4) As a foreign service employee, Dr. Little was provided with certain additional compensation, including $138,590 for taxes in excess of those that he would have incurred in the United States, his base country. Disclosure of Dr. Little's prior compensation is not required.

(5) All Other Compensation includes employer matching contributions on behalf of Mr. Hollier in the amount of $1,125 for 1994, $2,358 for 1993, and $2,600 for 1992 under the company's 401(k) Plan. As an employee of OSCA, Inc., a wholly-owned subsidiary of the company, Mr. Hollier does not participate in the Great Lakes Chemical Pension Plan. OSCA employees participate in a defined contribution plan. OSCA contributed $7,302, $15,776 and $3,541 to this plan on behalf of Mr. Hollier in 1994, 1993 and 1992, respectively.

     Note: The only type of Other Annual Compensation for each of the named officers, other than Dr. Little, was in the form of perquisites and was less than the level required for reporting for the years 1992 through 1994. No restricted stock awards or LTIP payouts were made during the years 1992 through 1994.

STOCK OPTION PLANS

     The company has two stock option plans which provide for grants of options to key employees. Plan provisions allow grants of incentive stock options, non-qualified stock options or other stock-based awards with terms not to exceed 10 years, at an option price which is not less than the market value of the company's shares on the date of grant.

     Proposals Two and Three in this proxy statement request stockholder approval of certain amendments to the 1993 Employee Stock Compensation Plan and the 1984 Employee Stock Option Plan, and of both amended plans in their entirety.

OPTION GRANTS DURING 1994 FISCAL YEAR

     The following table provides information related to options granted to the named executive officers during the year 1994:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE
                              NUMBER OF       % OF TOTAL                                     AT ASSUMED ANNUAL RATES
                              SECURITIES     OPTIONS/SARS                                  OF STOCK PRICE APPRECIATION
                              UNDERLYING      GRANTED TO     EXERCISE OR                       FOR OPTION TERM(1)
                             OPTIONS/SARS    EMPLOYEES IN     BASE PRICE     EXPIRATION    ---------------------------
           NAME               GRANTED(2)         1994       PRICE($/SH)(3)      DATE          5%($)          10%($)
---------------------------  ------------    ------------   --------------   ----------    ------------   ------------
Emerson Kampen.............     70,000           29.1%         $ 77.500        2/26/04       $3,417,750     $8,625,750
Robert B. McDonald.........     10,000            4.2%         $ 77.500        2/26/04        $ 488,250     $1,232,250
Robert T. Jeffares.........     12,000            5.0%         $ 77.500        2/26/04        $ 585,900     $1,478,700
John S. Little.............     11,000            4.6%         $ 77.500        2/26/04        $ 537,075     $1,355,475
David A. Hall..............     10,000            4.2%         $ 77.500        2/26/04        $ 488,250     $1,232,250
Robert L. Hollier..........      7,000            3.3%         $ 77.500        2/26/04        $ 366,188      $ 924,188
Increase in Market Value to
  Common Stockholders(4)...                                                                $3.4 Billion   $8.6 Billion

-------------------------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified amount of compounded rates of appreciation on the company's common stock over the term of the options.

(2) All options granted in 1994 are exercisable in cumulative 33 percent installments commencing no less than one year from date of grant, with full vesting occurring on the third anniversary date or retirement of an employee over 63 years of age. Each named executive officer received only a single grant in 1994. For additional information regarding options, see "Employment and Change-of-Control Agreements" and Proposals 2 and 3.

(3) The option exercise price may be paid in shares of common stock owned by the executive officer, in cash, or in a combination of the foregoing.

(4) Calculated by using a common stock price of $77.50 and the average shares outstanding for 1994, assuming 5 and 10 percent compounded growth rates. Increase in market value to common stockholders is shown for comparative purposes only and is not a prediction of future stock performance.

OPTION EXERCISES IN FISCAL YEAR 1994 AND VALUE OF OPTIONS AT DECEMBER 31, 1994

     The following table provides information related to options exercised by the named executive officers during the 1994 fiscal year and the number and value of options held at the fiscal year-end. The company does not have any stock appreciation rights.

OPTION EXERCISES IN FISCAL YEAR 1994 AND VALUE OF OPTIONS AT END OF FISCAL YEAR

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE
                                                                    OPTIONS AT                   MONEY OPTIONS AT
                           SHARES                             DECEMBER 31, 1994 (#)          DECEMBER 31, 1994 ($)(1)
                        ACQUIRED ON          VALUE         ----------------------------    ----------------------------
         NAME           EXERCISE (#)    REALIZED ($)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                        ------------    ---------------    -----------    -------------    -----------    -------------
Emerson Kampen.......      54,800          2,978,550         416,134         136,666        11,828,211       112,489
Robert B. McDonald...      --                --               49,627          17,333         1,267,052        14,995
Robert T. Jeffares...      --                --              107,333          21,667         3,759,502        16,873
John S. Little.......      12,162            188,391           8,226          20,112           184,596        92,321
David A. Hall........      --                --               27,437          17,999           455,718        30,002
Robert L. Hollier....      --                --               61,000          14,500         1,932,126        13,124

-------------------------

(1) Value based on market value of the company's common stock at date of exercise or end of fiscal year minus the exercise price multiplied by the number of shares to which the exercise relates.

PENSION PLAN

     The company has a non-contributory defined benefit pension plan covering substantially all U.S. employees. The company also has non-qualified Supplemental Retirement Plans ("SERPs"). These SERPs provide for benefits which, except for the application of the limits of Section 415 and Section 401(a)(17) of the Internal Revenue Code, would have been payable to employees under the pension plan, and gives an employee approximately the same retirement benefits he would have received had he been with the company 35 years at the time of his retirement. Payments under the SERPs will be paid by the company out of its general assets. The table below shows the estimated annual straight life annuity benefits payable to participants of both the defined benefit plan and SERPs upon retirement at age 65. The benefits indicated in the table reflect a reduction for Social Security benefits, as provided in the plan benefit formula.

     The following table shows the estimated annual benefits payable upon normal retirement under the pension plan as augmented by SERPs.

                                                        ESTIMATED ANNUAL BENEFITS
      HIGHEST CONSECUTIVE                               NUMBER OF YEARS OF SERVICE
       FIVE-YEAR AVERAGE           --------------------------------------------------------------------
      ANNUAL COMPENSATION             15          20          25          30          35          40
--------------------------------   --------    --------    --------    --------    --------    --------
$ 200,000.......................   $ 46,973    $ 62,630    $ 78,288    $ 93,946    $109,603    $125,261
   300,000......................     71,723      95,630     119,538     143,446     167,353     191,261
   400,000......................     96,473     128,630     160,788     192,946     225,103     257,261
   500,000......................    121,223     161,630     202,038     242,446     282,853     323,261
   600,000......................    145,973     194,630     243,288     291,946     340,603     389,261
   700,000......................    170,723     227,630     284,538     341,446     398,353     455,261
   800,000......................    195,473     260,630     325,788     390,946     456,103     521,261
   900,000......................    220,223     293,630     367,038     440,446     513,853     587,261
 1,000,000......................    244,973     326,630     408,288     489,946     571,603     653,261
 1,100,000......................    269,723     359,630     449,538     539,446     629,353     719,261

     Annual Compensation covered by the plan is defined as gross pay, which is essentially identical to the total salary and bonus compensation reported for the six named individuals as shown in the Summary Compensation Table. Credited years of service under the plans as of December 31, 1994, were: Dr. Kampen, 43; Mr. McDonald, 26; Mr. Jeffares, 11; Dr. Little, 13; and Mr. Hall, 11. Mr. Hollier is not a participant in the company's Pension Plan.

SAVINGS PLANS

     Substantially all U.S. employees of the company are eligible to participate, immediately upon employment, in a Savings Plan ("401(k) Plan") maintained by the company. Employees may elect to contribute up to 15 percent of their pay into the Plan, subject to certain limits prescribed by Section 402(g) of the Internal Revenue Code. The company makes a matching contribution of $.50 for each dollar of an employee's contribution of the first two percent of pay. An additional matching contribution of $.50 for each dollar that an employee contributes on the next two percent of pay is made if the company's after-tax profits for the year exceed 130 percent of the annual average after-tax profits for the two preceding years. Employees determine how their salary deferrals and matching contributions are invested by selecting from investment alternatives, including the company's stock. All deferrals and contributions are placed in individual accounts and held in trust.

     A non-qualified Supplemental Savings Plan provides participants with the benefits which, except for the limitations of OBRA '93, they would have received under the Great Lakes Savings Plan, as amended. Payments under this supplemental plan are paid by the company out of its general assets.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     The company recognizes that establishing and maintaining a strong management team is essential to protecting and enhancing the interests of the company and its stockholders. In order to ensure management stability and the continuity of key management personnel, the company has entered into agreements with each of the named individuals in the Summary Compensation Table and with other executive officers of the company. The material terms and conditions of these agreements provide that if, following a Change-in-Control of the company, the company or a successor terminates the employment of any covered executive officer other than for cause or disability, or any such executive officer terminates his employment with the company for Good Reason, then such executive officer will, with certain limitations, receive a payment equal to three times the sum of his then annual salary and the highest annual bonus paid or awarded to him in the year in which such termination occurs or either of the two full calendar years immediately preceding the year of termination. In addition, all stock options issued to such executive officer will become immediately exercisable. The company will also continue the participation of such executive officer in the company's or a successor's life, disability, health and other benefit plans (or provide equivalent benefits) for a maximum period of three years after termination. These agreements may be terminated by the company at any time except in the event there is a Change-in-Control of the company.

               REPORT OF THE COMPENSATION AND INCENTIVE COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation and Incentive Committee (the "Committee"), which is comprised of three independent non-employee directors, is committed to maintaining a strong, positive link between business performance, strategic goals, and employee compensation and benefit programs. It is responsible for approving the overall compensation of the chief executive officer and other key executives, and providing them with the opportunity to earn total compensation commensurate with their contributions to the success of the company. The Committee administers and grants awards under all executive compensation plans and ensures that compensation levels are externally competitive and internally equitable. The Committee recognizes that the company's future success depends upon attracting and retaining superior performance-oriented key executives to enhance stockholder value through the development, production and sale of high quality products at competitive prices. A well-trained, highly-motivated and innovative team of employees is a key element in the company's ability being able to achieve its goals.

COMPENSATION COMPONENTS

     Corporate and individual performances are recognized through both short- and long-term incentive compensation plans, designed to align and satisfy the interests of executives and stockholders. The total compensation program consists of three components: base salary, annual incentive compensation awards in the form of cash bonuses, and long-term incentive compensation in the form of stock options.

BASE SALARIES

     The Committee reviews each executive officer's salary annually. When determining the base salaries of the executive officers, the Committee considers level and scope of responsibility, experience, company and business unit performance, individual performance, and competitive market conditions. In addition, the Committee reviews various compensation surveys of similarly-sized industrial and specialty chemical companies. The specialty chemical compensation surveys are prepared by consultants using information available to them and would include largely the same companies as are included in the following performance graph. Also during 1994, an independent compensation and benefits consulting firm evaluated the competitiveness of the executives' salaries and total compensation packages as compared to industry-wide practices. The Committee is satisfied that the company's compensation policy is reasonable and competitive in light of the size of the company, the industry it serves, its profitability and overall return to stockholders. The Committee also considers recommendations from the chief executive officer regarding the compensation levels for other executive officers. Base salaries are targeted to be between the market median and the 75th percentile.

ANNUAL AWARDS (BONUSES)

     Annual incentive compensation in the form of cash bonuses provides additional incentive for superior performance. A Management Incentive Compensation Plan was established by the Committee in 1994 and provides for awards based on the attainment of pre-determined corporate, business unit and individual performance goals. For 1994, the Committee approved a corporate goal based on pre-tax earnings per share and business unit goals based on operating income.

LONG-TERM INCENTIVE COMPENSATION

     Long-term incentive compensation is comprised of annual grants of stock options to key employees which are designed to motivate executives to achieve strategic business objectives and to improve the long-term performance of the company's stock and total return to stockholders. Since options are only granted at the market value at the time of grant, the Committee believes that the ultimate value of stock options is closely linked to the company's future success in that the awards will only result in value to the executive if the price of the company's stock appreciates. In 1994, stock option grant levels were based on an evaluation of each executive's contributions and his position and responsibilities within the organization.

     The Committee recently approved a Stock Option Grant Guideline which provides clear and consistent guidance for the granting of stock options under the provisions of the 1993 Employee Stock Compensation Plan. The Guideline provides direction on participation eligibility, administration of the program, timing of option grants and size of grants. Stock option awards are based on company and individual performance, and the grant ranges were developed based on competitive surveys. The Committee does not take into consideration options already outstanding in determining the number of stock options granted to a particular employee in any year.

CHIEF EXECUTIVE COMPENSATION

     On May 1, 1994, Dr. Kampen's base compensation was increased by 11.4 percent to $975,000 based on the Company's financial results in 1993 versus 1992, as well as the level of his positions, his scope of responsibility, and his many years of outstanding service to the company. Dr. Kampen's compensation and stock option award were based on the judgement of the Committee, which took into consideration his contributions over the years and the anticipation that he would recover from his illness and reassume his responsibilities as chief executive officer. Narrow quantitative measures and formulas were not viewed as sufficiently comprehensive for this determination. The Committee considered that Dr. Kampen's compensation and stock option grant were appropriate relative to those of other chief executive officers of companies similar in size to Great Lakes. Due to continuing ill health, Dr. Kampen, who had served as chief executive officer from 1977 through September 27, 1994, was placed on disability on October 1, 1994.

     Mr. McDonald assumed the position of chief executive officer on September 27, 1994. Following a survey of the median salaries for chief executive officers in the overall chemical industry and in particular of those companies with sales in the $2 billion plus range, Mr. McDonald's base compensation was increased to $525,000 per year in consideration of his expanded responsibilities. On March 6, 1995, he was granted a bonus of $250,000 in recognition of his and the company's performance in 1994. The Committee believes that Mr. McDonald's compensation is merited by his performance and contributions to the company's success.

     The Committee also considered the effect the Revenue Reconciliation Act of 1993 had on executive compensation. None of the company's officers received covered compensation in excess of $1 million dollars in 1994. The Committee will continue to review the company's compensation program on a year-by-year basis.

     The Compensation and Incentive Committee is composed of three members, none of whom is or has been a former employee of the company and there are no Compensation and Incentive Committee interlocks. This report is submitted by the members of the Compensation and Incentive Committee.

                                            Compensation and Incentive Committee
                                            John S. Day
                                            Leo H. Johnstone
                                            Richard H. Leet

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hale is executive vice president and a director of Hellman Jordan Management Company, Inc. ("Hellman"), a wholly-owned subsidiary of United Asset Management Company. Great Lakes uses several companies including Hellman to manage its pension assets. Hellman received $72,634 in fees for its services during 1994. The amount of fees paid to Hellman were well below five percent of its revenues.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total return to stockholders on the common stock of the company for the last five years to the cumulative total return on the S&P 500 Composite and S&P Specialty Chemical Indices over the same period.

            GREAT LAKES CHEMICAL CORPORATION VS. S&P EQUITY INDICES
                  TOTAL RETURN TO SHAREHOLDERS OVER FIVE YEARS

                                                S&P SPE-
                                 S&P 500         CIALTY      GREAT LAKES
     MEASUREMENT PERIOD         COMPOSITE       CHEMICAL     CHEMICAL CO
   (FISCAL YEAR COVERED)          INDEX          INDEX        RPORATION
12/89                                100.00         100.00         100.00
12/90                                 96.90          96.10         135.99
12/91                                126.42         136.66         245.46
12/92                                138.05         143.72         298.66
12/93                                149.78         163.87         323.38
12/94                                151.74         143.06         248.63

      PROPOSAL TWO:  TO APPROVE AMENDMENTS TO PARAGRAPHS 6 AND 13A OF THE
                       COMPANY'S 1993 EMPLOYEE STOCK COMPENSATION PLAN,
                        AND TO APPROVE THE AMENDED 1993 PLAN IN ITS ENTIRETY.

INTRODUCTION

     On March 6, 1995, the Board of Directors of the company amended and restated the company's 1993 Employee Stock Compensation Plan (the "1993 Plan") subject to approval by the company's stockholders of the amendments adopted by the Board, and the amended 1993 Employee Stock Compensation Plan in its entirety (Exhibit A).

     The primary purposes of the amendments encompassed in Proposal Two are (a) to provide the company's dedicated, long-term employees with the potential of increased flexibility in exercising their stock awards when considering retirement and estate planning, (b) to ensure full and continued deductibility of executive compensation received under the 1993 Plan pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and (c) to satisfy the requirements of Section 16(b) of the Securities Exchange Act of 1934 and Rule 16b-3 of the Securities and Exchange Commission ("SEC"), promulgated thereunder.

     These amendments, if approved, will:

     (a) allow on a case-by-case basis, and subject to the discretion of the Board (or, by delegation, the Compensation and Incentive Committee), a period of three years after retirement or death for an option holder, or his or her estate, to exercise options (Paragraph 13A); and

     (b) limit the maximum number of shares that may be awarded to any employee in any year to 150,000 [Paragraph 6(d)], subject to any adjustment provided for in Paragraph 11 of the 1993 Plan.

BACKGROUND AND PURPOSE OF THE PLAN

     The purpose of the 1993 Plan is to attract and retain executives and other key employees with outstanding ability and to motivate these employees to promote the interests of the company by granting them a significant financial interest in the company's future success through stock ownership.

     The 1993 Plan, which was approved by the stockholders on May 6, 1993, and will terminate on May 6, 2003, authorized the issuance of 2,000,000 shares of common stock. From May 6, 1993, to March 1, 1995, the company awarded options to executives and key employees covering a total of 503,810 shares of its common stock. No options have yet been exercised. 1,496,190 shares are available for future Awards.

     All options granted pursuant to the 1993 Plan will be governed by the terms thereof.

PRINCIPAL FEATURES OF THE 1993 PLAN (as amended)

General Provisions

     1. The 1993 Plan may be administered by the Board of Directors or by the Compensation and Incentive Committee of the Board of Directors (the "Committee"), either of which shall have complete authority to interpret the 1993 Plan and to make all determinations necessary or advisable for the administration of the Plan.

     2. The Committee may grant "incentive stock options" meeting the requirements of Section 422(a) of the Internal Revenue Code and non-qualified stock options or other stock-based awards, collectively referred to as "Awards".

     3. The maximum number of shares of common stock that are reserved for issuance under the 1993 Plan is 2,000,000 shares of common stock of the company.

     4. Only executive officers and other key employees (as defined in the 1993 Plan) of the company or any of its subsidiaries may be granted Awards. The Board may, in its sole discretion, determine the person or persons to whom Awards are to be granted and the number of shares to be covered by each such Award.

Except for the limitation to be imposed under new Paragraph 6(d) of the 1993 Plan, it is not possible at the present time to state the total number of officers and key employees who may be selected to receive Awards or the number of shares of common stock which will be covered by any such Awards.

     5. The maximum number of shares that may be awarded to any employee in any year shall not exceed 150,000, subject to adjustment as provided for in Paragraph 11 of the 1993 Plan.

     6. The 1993 Plan shall remain in effect for ten (10) years from the effective date thereof.

     7. The Board has complete power and authority to amend, modify or terminate the 1993 Plan, except that any amendment that would increase the number of shares available for Awards under the 1993 Plan would require approval of the company's stockholders. No termination or amendment may, without the consent of the individual to whom any Award shall have been granted under the 1993 Plan, adversely affect the right of such individual under such Award.

     Although the 1993 Stock Compensation Plan provides the Board with full authority to amend the Plan (other than to increase the total number of shares available for grant to optionees under the Plan), in order for the company to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, regarding the deductibility of executive compensation and to satisfy the requirements of Section 16(b) of the Securities Exchange Act of 1934 and SEC Rule 16b-3, promulgated thereunder, stockholder approval is required.

     8. Awards granted under the 1993 Plan will be exercisable only during the optionee's employment by the company, except that in the Board's (or, if such authority is delegated by the Board, the Compensation and Incentive Committee's) discretion an option may be exercisable for a period of up to three years after retirement or death, and up to three months after the termination of an optionee's employment for any other reason. An option may be exercised after the termination of an optionee's employment only to the extent that (i) the optionee was entitled to do so on the date of termination, and (ii) the option would not otherwise have expired had the optionee continued to be employed by the company. The Board (or, if such authority is delegated by the Board, the Compensation and Incentive Committee) may, in its discretion, determine that an authorized leave of absence or disability shall be deemed to satisfy the Plan's employment requirements.

Stock Options

     1. The option price in each instance will not be less than 100 percent of the market value of the common stock at the time the option is granted. The option price will be the closing price of the company's stock the preceding trading day on the New York Stock Exchange and will remain constant during the life of such option (subject to adjustment in the event of a recapitalization or a similar change), regardless of the changes in the market value of the common stock.

     2. Upon exercise, the option purchase price is to be paid in full with cash or, in the discretion of the Board, with common stock already owned by the employee or with a combination of cash and common stock.

Other Stock-Based Awards

     The Committee may grant other stock-based awards either alone or in addition to other Awards under the 1993 Plan. The Committee may place such restrictions on such Awards as the Committee determines to be necessary.

Federal Tax Consequences

     a. Incentive Stock Option: An employee who has been granted an incentive stock option will not realize taxable income, and the company will not be entitled to a deduction at the time of the grant or exercise of such option. If the employee makes no disposition of shares acquired pursuant to an incentive stock option within two years from the date of grant of such option, or within one year of the transfer of the shares to such employee, any gain or loss realized on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. Under such circumstances, the company will not be entitled to any deduction for federal income tax purposes. If the foregoing holding period requirements are not satisfied, the employee will generally realize ordinary income at the time of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized upon disposition of the shares, if any, over the option price, and the company will be entitled to a corresponding deduction for federal income tax purposes.

     b. Non-Qualified Stock Option: An employee will not realize taxable income at the time of the grant of an option which does not qualify as an incentive stock option. Upon exercise, of such non-qualified stock option, however, the employee will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option price, and the company will be entitled to a corresponding deduction for federal income tax purposes. Upon a subsequent disposition of such shares, the employee will realize short-term or long-term capital gain or loss with the basis for computing such gain or loss equal to the option price plus the amount of ordinary income realized upon exercise.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL TWO.

 PROPOSAL THREE:  TO APPROVE AN AMENDMENT TO PARAGRAPH 12A OF THE 1984
                      EMPLOYEE STOCK OPTION PLAN, AND TO APPROVE THE
                            AMENDED 1984 PLAN IN ITS ENTIRETY

INTRODUCTION

     On March 6, 1995, the Board of Directors of the company amended and restated the company's 1984 Employee Stock Option Plan (the "1984 Plan") subject to approval by the company's stockholders of the amendment adopted by the Board, and of the amended 1984 Employee Stock Option Plan in its entirety (Exhibit B).

     The purpose of the amendment encompassed in Proposal Three is to provide the company's dedicated, long-term employees with the potential of increased flexibility in exercising their stock options when considering retirement and estate planning. The proposed amendment to Paragraph 12A of the 1984 Plan, if approved, will allow on a case-by-case basis, and subject to the discretion of the Board (or, by delegation, the Compensation and Incentive Committee), a period of three years after retirement or death for an option holder, or his or her estate, to exercise options.

BACKGROUND AND PURPOSE OF THE PLAN

     The purpose of the 1984 Plan was to attract and retain executives and other key employees with outstanding ability and to motivate employees to have a significant financial interest in the company's future success through stock ownership.

     The 1984 Plan, approved by the stockholders on May 3, 1984 and terminated on May 3, 1994, authorized the issuance of 3,600,000 shares of common stock (after adjustments for the 100 percent stock dividends in 1989 and 1991). From May 3, 1984, to May 3, 1994, the company granted options to executives and key employees covering a total of 3,600,000 shares of its common stock. Of that total, options covering 1,978,763 shares have been exercised. Options totaling 1,613,237 shares remain outstanding under the 1984 Plan.

     All options granted pursuant to the 1984 Plan will be governed by the terms thereof.

PRINCIPAL FEATURES OF THE 1984 PLAN (as amended)

General Provisions

     1. The 1984 Plan is administered by the Board of Directors or by the Compensation and Incentive Committee of the Board of Directors (the "Committee"), either of which shall have complete authority to interpret the 1984 Plan and to make all determinations necessary or advisable for the administration of the Plan.

     2. The Committee granted "incentive stock options" meeting the requirements of Section 422(a) of the Internal Revenue Code and non-qualified stock options.

     3. The number of shares of common stock reserved for issuance under the 1984 Plan was 3,600,000 shares (after adjustments for the 100 percent stock dividends in 1989 and 1991) of common stock of the company.

     4. Only executive officers and other key employees (as defined in the 1984 Plan) of the company or any of its subsidiaries were granted options under the 1984 Plan. The Board, in its sole discretion, determined the person or persons to whom options were to be granted and the number of shares to be covered by each such option.

     5. The 1984 Plan was in effect for ten (10) years from the effective date thereof and terminated on May 3, 1994. While no further options will be granted under this Plan, certain outstanding options issued under the Plan will remain exercisable until 2004.

     6. The Board has complete power and authority to amend, modify or terminate the 1984 Plan, with the exception of any amendment that would increase the number of shares available for grants under the 1984 Plan, and has the authority to grant or amend any terms and conditions contained in the stock option agreements covering options issued thereunder. No amendment may, without the consent of the individual to whom any option has been granted under the 1984 Plan, adversely affect the rights of such individual under such option.

     Although the 1984 Stock Option Plan provides the Board with full authority to amend the Plan (other than to increase the total number of shares available for grant under the Plan) and amend any terms or conditions contained in stock option agreements, in order for the company to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, regarding the deductibility of executive compensation and to satisfy the requirements of
Section 16(b) of the Securities Exchange Act of 1934 and SEC Rule 16b-3, promulgated thereunder, stockholder approval is required.

     7. Options granted under the 1984 Plan will be exercisable only during the optionee's employment by the company or subsidiary, except that in the Board's or Committee's discretion an option may be exercisable for a period of up to three years after retirement or death, and up to three months after the termination of an optionee's employment for any other reason. An option may be exercised after the termination of an optionee's employment only to the extent that the optionee was entitled to do so on the date of termination, and the option would not otherwise have expired had the optionee continued to be employed by the Company. The Board or the Committee may, in its discretion, determine that an authorized leave of absence or disability shall satisfy the Plan's employment requirements.

Stock Options

     1. The option price for options granted under the 1984 Plan was not less than 100 percent of the market value of the common stock at the time the option was granted. The option price was determined by the closing price of the company's stock the preceding trading day on the New York Stock Exchange and remains constant during the life of such option (subject to adjustment in the event of a recapitalization or a similar change), regardless of the changes in the market value of the common stock.

     2. Upon exercise, the option purchase price is to be paid in full with cash or, in the discretion of the Board, with common stock already owned by the employee or with a combination of cash and common stock.

Federal Tax Consequences

     The federal tax implications for the employee and the company with respect to the grant of incentive stock option and non-qualified stock options granted under the 1984 Plan are the same as those detailed with respect to the 1993 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL THREE.

          PROPOSAL FOUR:  STOCKHOLDER PROPOSAL ON THE CERES PRINCIPLES

     Four stockholders have given notice that they will introduce a proposal and supporting statements (the "Proposal") for action at the Annual Meeting. The names and addresses of the stockholders submitting the Proposal, as well as the number of shares held by each such stockholder, will be furnished by the company, either orally or in writing as requested, promptly upon receipt of any oral or written request. The Proposal as submitted reads as follows:

     WHEREAS WE BELIEVE:

     The responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

     Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should reflect what investors and other stakeholders want to know about the environmental records of their companies;

     Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. These help investors and the public to understand environmental progress and problems;

     Uniform standards for environmental reports permits comparisons of performance over time. It also allows companies to attract new capital from investors seeking investments which are environmentally responsible and responsive and which minimize risk of environmental liability.

     WHEREAS:

     The Coalition for Environmentally Responsible Economies (CERES) -- which comprises large institutional investors (including shareholders of this Company) with $160 billion in stockholdings, public interest representatives, and environmental experts -- consulted with corporations and produced comprehensive public standards for both environmental performance and reporting. Over 80 companies, including Sun [Oil], General Motors, H. B. Fuller, Polaroid, and Arizona Public Service Company have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers speak enthusiastically about the benefits that flow from working with CERES: increasing public credibility; adding 'value' to the company's environmental initiatives; and advancing the company's own environmental plans and agenda.

     In endorsing the CERES Principles, a company commits to work toward:

     1. Protection of the biosphere
     2. Sustainable use of natural resources
     3. Waste reduction & disposal
     4. Energy conservation
     5. Risk reduction
     6. Safe products and services
     7. Environmental restoration
     8. Informing the public
     9. Management commitment
    10. Audits and reports

     [Full text of the CERES Principles and the accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston MA 02110, tel: 617/451-0927.]

     RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

                              SUPPORTING STATEMENT

     Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaborating with this corporate-environmental-investor-community coalition to develop: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing.

     We invite our Company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually publishing an environmental report in the format of the CERES Report. This will complement -- not supplant -- internal corporate environmental policies and procedures.

     Without such public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards upheld by management and stakeholders alike. Shareholders are asked to vote FOR this resolution to encourage our Company to demonstrate environmental leadership and accountability.

           THE BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL

     The company shares the proponents' commitment to environmental stewardship and accepts its responsibility for protecting human health, the environment and natural resources. The company also shares the proponents' belief that responsible implementation of sound environmental policy increases long-term stockholder value. It is precisely for these reasons that after careful consideration of various environmental stewardship programs, the company adopted the guiding principles and codes of conduct developed by the Chemical Manufacturers Association (CMA) known as Responsible Care(R).

     The Responsible Care(R) initiative developed stringent guiding principles and codes of conduct designed specifically for the chemical industry. The initiative calls for meeting baseline commitments in health, safety and environmental matters, and continuing progress in all criteria covered by the code. Adoption of any other environmental stewardship programs, in addition to Responsible Care(R), would not, in the opinion of management, alter or enhance the company's commitment to its environmental responsibility.

     Great Lake's Board believes that its scrutiny of the environmental practices and policies of the company, and the responsibilities charged to, and carried out by its chief executive officer and president, vice president
- environment and engineering, and corporate director of environmental affairs, together with the company's participation in the Responsible Care(R) program of the CMA, provide the most specific and focused approach for achieving environmental compliance, enhancing environmental accountability, and thereby achieving long-term stockholder value.

     ACCORDINGLY, THE BOARD RECOMMENDS A VOTE AGAINST THE RESOLUTION PROPOSING ADOPTION OF THE CERES PRINCIPLES.

                           SECTION 16(A) REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company's directors and officers, and persons who own more than 10 percent of a registered class of the company's equity securities, to file initial reports of ownership and reports of changes in ownership of the company's equity securities with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of the forms furnished to the company, and written representations from certain reporting persons that no Forms 5 were required, the company believes that during the fiscal 1994 year all filing requirements applicable to its officers and directors were met with the exception of (i) three items on Dr. Kampen's Form 5, reflecting two distributions of shares to his family revocable trust and one distribution of shares to his charitable foundation, which were reported late, (ii) one item on Dr. Little's Form 5, reflecting his acquisition of shares through the company's 401(k) Plan, which was reported late, and (iii) one item on Mr. McDonald's Form 5, reflecting the grant of a stock option, which was reported late.

                      INFORMATION RESPECTING THE COMPANY'S
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The principal independent public accountants of the company, selected by the Board of Directors for 1995, are Ernst & Young LLP, Indianapolis, Indiana. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders, and will have the opportunity to make a statement if they should desire to do so. They are also expected to be available to respond to appropriate questions.

               STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

     Any stockholder proposal to be considered by the company for inclusion in the proxy material for the 1996 Annual Meeting of Stockholders must be received by the secretary of the company at its principal office in West Lafayette, Indiana, no later than November 30, 1995.

                                 OTHER MATTERS

     As of the date of this proxy statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in the proxy statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed proxy have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

     The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers or other persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy material to the beneficial owners will be borne by the company. Solicitations may further be made by officers and regular employees of the company, without additional compensation, by use of the mails, telephone, facsimile, or personal calls. Morrow & Co., Inc., has been retained to assist in the solicitation of proxies at a cost of $6,500 plus expenses.
                                          By order of the Board of Directors,

                                          MARY P. MCCLANAHAN
                                          Secretary
March 28, 1995

                                   EXHIBIT A

                        GREAT LAKES CHEMICAL CORPORATION
                     1993 EMPLOYEE STOCK COMPENSATION PLAN

     1. SHARES SUBJECT TO PLAN. 2,000,000 shares of common stock, par value $1.00 per share, shall be reserved for Awards granted under this Plan (the "1993 Plan"). That number does not include 251,900 shares which are reserved for options granted under the company's 1984 Employee Stock Option Plan, as last amended on March 6, 1995 (the "1984 Plan"), and which are not subject to presently outstanding options granted under the 1984 and 1975 Plans. If any Award granted under this 1993 Plan shall terminate or expire without being fully exercised for any reason prior to the end of the period under which Awards may be granted, the shares of common stock to which such termination or expiration relates shall again become available for Awards thereafter granted.

     2. EFFECTIVE DATE AND DURATION. This 1993 Plan became effective on May 6, 1993, upon its approval by the holders of a majority of the common stock of the company present and voting (in person or by proxy) at the 1993 Annual Meeting of Stockholders, and shall continue in effect for a period of ten (10) years from the date of such stockholder approval. Upon expiration of such ten-year period, no further Awards shall be granted (although unexercised Awards theretofore granted shall continue in effect).

     3. AWARDS. The Board may grant Options, including Incentive Stock Options meeting the requirements of Section 422(a) of the Internal Revenue Code of 1986, as amended, (the "Code") and Non-Qualified Options, or other stock-based awards, collectively referred to as "Awards."

     4. ADMINISTRATION OF THE 1993 PLAN. The Board of Directors (the "Board"), which may act through its Compensation and Incentive Committee (the "Committee"), shall administer this 1993 Plan. It may in its sole discretion determine the person or persons to whom Awards are to be granted and the number of shares to be covered by each such Award, all within the limitations set forth in this 1993 Plan. It may interpret the provisions of this 1993 Plan and decide all questions of fact arising out of its application, and all such interpretations and determinations shall be conclusive and binding upon the individual employees involved and all persons claiming under them.

     5. PERSONS ELIGIBLE FOR AWARDS. Only executive officers and other key employees (including those who are also directors) of the company or any of its subsidiaries (the "Company") may be granted Awards. For this purpose, the term "subsidiary" shall mean any corporation in which the company owns stock having 50 percent or more of the total combined voting power of all classes of such corporation's stock. A person is a key employee by virtue of meeting all of the following standards: (i) such person is employed by the company, (ii) such person has managerial, supervisory, professional, scientific, engineering or similar responsibilities, and (iii) such person is not covered by any collective bargaining agreement binding on the company. No Award shall be granted to any director of the company who is not also an executive officer or key employee of the company on the date the Award is granted.

     6. TERMS AND CONDITIONS OF OPTIONS. Options granted may be either Incentive Stock Options as defined in Section 422(a) of the Code, (hereinafter referred to as "ISOs") or options which are not within the 422(a) definition (hereinafter referred to as "Non-Qualified Options") (ISOs and Non-Qualified Options are referred to collectively as "Options").

          (a) INCENTIVE STOCK OPTIONS. The terms of each ISO granted shall include those terms which are required by Section 422(a) of the Code, and other such terms, not inconsistent therewith as the Board may determine.

          (b) NON-QUALIFIED OPTIONS. Subject to the minimum option price specified in paragraph (c), the terms of each Non-Qualified Option granted, which may be different in each case, shall be determined by the Board.

          (c) MINIMUM OPTION PRICE. The option price payable for the shares of stock subject to each Option granted shall not be less than the fair market value of the company's common stock at the time of the grant of that Option. The fair market value of the company's stock at the time of the grant of an Option shall be deemed to be equal to the closing price on the preceding trading day on the New York Stock Exchange.

          (d) MAXIMUM NUMBER OF SHARES. Subject to the provisions of Paragraph 11 hereof, the maximum number of shares that may be awarded to any employee in any year hereunder shall not exceed 150,000.

     7. TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS. The Committee may grant other stock-based Awards either alone or in addition to other Awards under the 1993 Plan. The Committee will place such restrictions on such Awards as the Committee determines to be necessary.

     8. TRANSFER LIMITATIONS. No Award granted shall be transferable otherwise than by will or the laws of descent and distribution, and no Award granted may be exercised by any person other than the person to whom the Award shall initially have been granted during the lifetime of such initial Awardee.

     9. EXERCISE OF AWARDS. Awards shall be exercised by written notice to the company. Option exercise notices must be accompanied by payment in full of the option price and may be exercised in one or more installments. Payment of the option price may be made as specified in each Award Agreement (as discussed below), in cash, by exchanging common stock of the company already owned by the optionee for at least six months prior to the date of exercise, or by delivery of a combination of cash and common stock. The exchanged shares, plus cash, if any, must be equal to the aggregate option price of the shares acquired upon exercise of the Option. The value to be used for any exchanged shares shall be the closing market price of the company's common stock on the preceding trading day on the New York Stock Exchange.

          (a) MANDATORY WITHHOLDING TAXES. Whenever a Non-Qualified Option is exercised, the company may require as a condition of delivery that the optionee remit an amount sufficient to satisfy all federal, state and local withholding tax requirements related thereto. The optionee may elect to pay the tax by remitting (1) cash, (2) shares of common stock already owned by the optionee for at least six months, (3) withholding a portion of the shares otherwise deliverable to the optionee upon the exercise, or (4) by any combination of the above. The value to be used for any shares delivered or withheld shall be the closing market price the preceding trading day on the New York Stock Exchange.

          (b) DISQUALIFYING DISPOSITIONS OF ISO SHARES. An optionee shall be required to notify the Company of any disposition of shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten days of such disposition.

     10. AWARD AGREEMENT. No person shall have any rights unless and until the company and the person to whom such Award shall have been granted shall have executed and delivered an Award Agreement containing provisions setting forth the terms of the Award.

     11. ANTI-DILUTION PROVISION. The number of shares subject to outstanding Awards, the price for which shares may be purchased upon the exercise of outstanding Awards, the maximum number of shares that may be granted in any year to an employee pursuant to paragraph 6(d) hereof, and the number of shares available for future Awards shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other similar changes in capitalization.

     12. AWARDS GRANTED UNDER OPTION PLANS. Options granted under the 1975 and 1984 Plans shall be governed by the provisions of the respective Plan as amended. Awards granted under this 1993 Plan shall be governed by the provisions of this 1993 Plan.

     13. ADDITIONAL PROVISIONS.

     A. TERMINATION OF EMPLOYMENT. Any Award shall be exercisable only during the Awardee's employment by the company, except that in the Board's (or, if such authority is delegated by the Board, the Compensation and Incentive Committee's) discretion, an Award may be exercisable for a period of up to three years after retirement or death, and up to three months after the termination of such employment for any other reason. An Award may be exercised after the termination of an Awardee's employment with the Company only to the extent that (i) Awardee was entitled to do so on the date of termination, and (ii) the Award would not have expired had the optionee continued to be employed by the company. The Board

(or, if such authority is delegated by the Board, the Compensation and Incentive Committee) may, in its discretion, determine that an authorized leave of absence or disability shall be deemed to satisfy this Plan's employment requirements.

     B.  LISTINGS, REGISTRATION AND COMPLIANCE WITH LAWS AND REGULATIONS.

          (i) Each Award shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares subject to the Award upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such Award or the issue or purchase of shares thereunder, no such Award may be exercised or paid in common stock in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board and the Awardee will supply the company with such certificates, representations and information as the company shall request and shall otherwise cooperate with the company in obtaining such listing, registration, qualification, consent or approval. In the case of executive officers and other persons subject to Section 16(b) of the Securities Exchange Act of 1934, the Board may at any time impose any limitations upon the exercise of an Award which, in the Board's discretion, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder. If the company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Award may be exercised, the Board may, in its discretion and without the Awardee's consent, so reduce such period on not less than 15 days written notice to the Awardee.

          (ii) Notwithstanding the terms of this paragraph, no Awardee shall have the right to require the company to register, list or qualify said Award or any of the stock underlying such Option.

     C. AMENDMENT OF THE 1993 PLAN. Except as provided in the following sentence and as required by law, the company's Board shall have complete power and authority to amend this 1993 Plan at any time and no approval by the company's stockholders or by any other person, committee or other entity of any kind shall be required to make any such amendment effective. The Board shall not, however, increase the maximum number of shares available for Awards granted unless such increase shall either be approved by the company's stockholders or shall be permitted by Paragraph 11. No termination or amendment may, without the consent of the individual to whom any Award shall have been granted under the 1993 Plan, adversely affect the rights of such individual under such Award.

     D. CAPTIONS. The captions (i.e., all boldfaced words) are for convenience only, do not constitute a part of this 1993 Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of this 1993 Plan, and all provisions shall be construed as if no captions had been used.

     E. SEVERABILITY. Whenever possible, each provision in this 1993 Plan and in every Award at any time granted under this 1993 Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this 1993 Plan or any Award at any time granted under this 1993 Plan shall be held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) all other provisions and every Award at any time granted under this 1993 Plan shall remain in full force and effect.

     F. NO STRICT CONSTRUCTION. No rule of strict construction shall be applied against the company, the Board, or any other person in the interpretation of any of the terms of this 1993 Plan, any Award granted under this 1993 Plan or any rule or procedure established by the Board.

     G. APPLICABLE LAW. Every Award at any time granted under this 1993 Plan shall be deemed to be a contract made under the laws of the State of Indiana. For all purposes, both this 1993 Plan and every Award granted under this 1993 Plan shall be construed in accordance with and governed by the laws of the State of Indiana.

                                   EXHIBIT B

                        GREAT LAKES CHEMICAL CORPORATION
                        1984 EMPLOYEE STOCK OPTION PLAN

     1. Shares Subject to Option. 3,600.000 shares of common stock (after adjustments for the 100 percent stock dividends in 1989 and 1991), par value $1.00 per share, of the company (the "common stock") shall be reserved for options granted under this Plan (the "Plan"). That number does not include 103,100 shares which are reserved for options granted under the company's 1975 Employee Stock Option Plan, as amended (the "1975 Plan"), and which are not subject to presently outstanding options granted under the 1975 Plan. If any option granted under this Plan shall terminate or expire without being fully exercised for any reason prior to the end of the period under which options may be granted under the Plan, the shares of common stock to which such termination or expiration relates shall again become available for options thereafter granted under this Plan.

     2. Effective Date and Duration of Plan. This Plan shall become effective upon its approval by the holders of a majority of the common stock of the Company present and voting (in person or by proxy) at the 1984 Annual Meeting of Stockholders, and shall continue in effect for a period of ten (10) years from the date of such stockholder approval. Upon expiration of such 10-year period, no further options shall be granted under this Plan (although unexercised options theretofore granted under this Plan shall continue in effect).

     3. Administration of the Plan. The Board of Directors (the "Board"), which may act through its Compensation and Incentive Committee (previously the Stock Option Committee) shall administer this Plan. It may in its sole discretion determine the person or persons to whom options are to be granted and the number of shares to be covered by each such option, all within the limitations set forth in this Plan. It may interpret the provisions of the Plan and decide all questions of fact arising in application of this Plan, and all such interpretations and determinations shall be conclusive and binding upon the individual employees involved and all persons claiming under them.

     4. Persons Eligible for Options. Only officers and other key employees (including those who are also directors) of the company or any of its subsidiaries may be granted options under this Plan. A person is a key employee by virtue of meeting all of the following standards: (i) such person is employed by the company or subsidiary, (ii) such person has managerial, supervisory or professional, scientific, engineering or similar responsibilities, and (iii) such person is not covered by any collective bargaining agreement binding on such person's employer. No option shall be granted to any director of the company or subsidiary who is not also an officer or key employee of the company or one of its subsidiaries on the date the option is granted. For this purpose, the term "subsidiary" shall mean any corporation in which the company owns stock having 50 percent or more of the total combined voting power of all classes of such corporation's stock.

     5. Terms and Conditions of Options. Options granted under this Plan may be either Incentive Stock Options as defined in Section 422(a) of the Internal Revenue Code of 1954, as amended (the "Code") (hereinafter referred to as "ISOs") or options which are not within the Section 422(a) definition (hereinafter referred to as "Nonstatutory Options") (ISOs and Nonstatutory Options are hereinafter referred to collectively as "options").

          (a) Incentive Stock Options. The terms of each ISO granted under this Plan shall include those terms which are required by Section 422(a) of the Code and such other terms not inconsistent therewith as the Board may determine. The aggregate fair market value (determined as of the time of the granting of each option) of the shares of stock for which any officer or other key employee is granted such options (whether pursuant to this Plan or the 1975 Plan) in any calendar year shall not exceed the limitations provided by Section 422(a)(8) of the Code as the same may be amended from time to time, said limit at this time being $100,000 plus any unused limit carryover to such year (as defined in Section 422(a) of the Code).

          (b) Nonstatutory Options. Subject to the minimum option price specified in paragraph (c), the terms of each Nonstatutory Option granted under this Plan, which may be different in each case, shall be determined by the Board.

          (c) Minimum Option Price. The option price payable for the shares of stock subject to each ISO or Nonstatutory Option granted under this Plan shall not be less than the market value of the company's common stock on the date of the grant of such option. The fair market value of the company's stock at the time of the grant of an option shall be deemed to be equal to the closing price on the preceding trading day on the American Stock Exchange or the New York Stock Exchange, as the case may be.

     6. Cash Payments. Any one or more of the Nonstatutory Options granted under this Plan may, in the discretion of the Board, provide that, upon the exercise of such option, the optionee will receive a cash payment equal to the excess of the market value (on the date of exercise) of the shares of the company's common stock purchased upon exercise of the option over the option price.

     7. Transfer Limitations. No option granted under this Plan shall be transferable otherwise than by will or the laws of descent and distribution, and no option granted under this Plan may be exercised by any person other than the person to whom the option shall initially have been granted during the lifetime of such initial optionee.

     8. Exercise of Options. Options shall be exercised by written notice to the Company accompanied by payment in full of the option price and may be exercised in one or more installments. Payment of the option price may be made as specified in each Option Agreement (as discussed below), in cash (including check, bank draft or money order), by exchanging common stock of the Company already owned by the optionee, or by delivery of a combination of cash and common stock. The exchanged shares, plus cash, if any, must have a market value on the date of exercise equal to the aggregate option price of the shares acquired upon exercise of the option. The market value shall be considered to be the closing price the preceding trading day on the American Stock Exchange or the New York Stock Exchange, as the case may be.

     9. Option Agreement. No person shall have any rights under this Plan unless and until the company and the person to whom such option shall have been granted shall have executed and delivered an agreement expressly granting the option to such person and containing provision setting forth the terms of the option.

     10. Anti-Dilution Provision. The number of shares subject to outstanding options, the price for which shares may be purchased upon the exercise of outstanding options, and the number of shares available for options subsequently granted under this Plan shall be appropriately and proportionately adjusted to reflect any stock dividend, stock spilt, combination or exchange of shares, merger, consolidation or other change in capitalization determined by the Board to be similar to any of the changes expressly indicated in this sentence in its substantive effect upon this Plan or the options granted under this Plan.

     11. Options Granted Under This Plan and 1975 Plan. Options which have been or which may be granted under the 1975 Plan shall be governed by the provisions of the 1975 Plan as amended. Options granted under this Plan shall be governed by the provision of this Plan.

     12. Additional Provisions.

        A. Termination of Employment. Any option shall be exercisable only during the optionee's employment by the company or a subsidiary, except that in the Board's (or, if such authority is delegated by the Board, the Compensation and Incentive Committee's) discretion, an option may be exercisable for a period of up to three years after retirement or death, and up to three months after the termination of such employment for any other reason. An option may be exercised after the termination of an optionee's employment with the company (i) only to the extent the optionee was entitled to do so on the date of termination, and
(ii) only to the extent that the option would not have expired had the optionee continued to be employed by the company or a subsidiary. The Board may, in its discretion, determine that an authorized leave of absence or disability shall be deemed to satisfy this Plan's employment requirements.

        B. Listings, Registration and Compliance With Laws and Regulations.

           (i) Each option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares subject to the option upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such option or the issue or purchase of shares thereunder, no such option may be exercised or paid in common stock in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board and the optionee will supply the company with such certificates, representations and information as the company shall request and shall otherwise cooperate with the company in obtaining such listing, registration, qualification, consent or approval. In the case of officers and other persons subject to Section 16(b) of the Securities Exchange Act of 1934, the Board may at any time impose any limitations upon the exercise of an option which, in the Board's discretion are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder. If the company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any options may be exercised, the Board may, in its discretion and without the optionee's consent, so reduce such period on not less than 15 days' written notice to the optionee.

           (ii) Notwithstanding the terms of this paragraph, no optionee shall have the right to require the company to register, list or qualify said option or any of the stock underlying such option.

        C. Amendment of the Plan. Except as provided in the following sentence and as required by law, the company's Board shall have complete power and authority to amend this Plan at any time and no approval by the company's stockholders or by any other person, committee or other entity of any kind shall be required to make any such amendment effective. The Board shall not, however, increase the maximum number of shares available for options granted under this Plan unless such increase shall either be approved by the company's stockholders or shall be permitted by Paragraph 10. No termination or amendment of this Plan may, without the consent of the individual to whom any option shall theretofore have been granted under this Plan, adversely affect the rights of such individual under such option.

        D. Captions. The captions (i.e., all italicized words) used in this Plan are for convenience only, do not constitute a part of this Plan, and shall not be deemed to limit, characterize or affect in any way any provision of this Plan, and all provisions in this Plan shall be construed as if no captions had been used in this Plan.

        E. Severability. Whenever possible, each provision in this Plan and in every option at any time granted under this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan or any option at any time granted under this Plan shall be held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of this Plan and every option at any time granted under this Plan shall remain full force and effect.

        F. No Strict Construction. No rule of strict construction shall be applied against the company, the Board, or any other person in the interpretation of any of the terms of this Plan, any option granted under this Plan or any rule or procedure established by the Board.

        G. Applicable Law. Every option at any time granted under this Plan shall be deemed to be a contract made under the laws of the State of Indiana. For all purposes, both this Plan and every option granted under this Plan shall be construed in accordance with and governed by the laws of the State of Indiana.

PROXY                                                                     PROXY
 1995                  GREAT LAKES CHEMICAL CORPORATION                    1995
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ROBERT B. MCDONALD, ROBERT T. JEFFARES, and MARY P. MCCLANAHAN, and each of them with full power of substitution, as the proxies of the undersigned, to attend the Annual Meeting of Stockholders to be held on Thursday, May 4, 1995, at 11:00 a.m. and any adjournment thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.

                                        (TO BE SIGNED ON THE REVERSE SIDE.)
/ / Mark here for address change.        WHEN SHARES ARE HELD BY JOINT TENANTS,
                                         BOTH SHOULD SIGN.  WHEN SIGNING AS
-------------------------------------    ATTORNEY, EXECUTOR, ADMINISTRATOR,
New Address                              TRUSTEE OR GUARDIAN, PLEASE GIVE FULL
                                         TITLE AS SUCH.  IF A CORPORATION,
-------------------------------------    PLEASE SIGN IN FULL CORPORATE NAME BY
                                         PRESIDENT OR OTHER AUTHORIZED OFFICER.
-------------------------------------    PLEASE SIGN IN PARTNERSHIP NAME BY
                                         AUTHORIZED PERSON.



                       GREAT LAKES CHEMICAL CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /


[                                                                             ]

1995  THE BOARD RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3                 For All
                                                      For    Withheld    Except
 P    1. ELECTION OF DIRECTORS Nominees: William
         H. Congleton, John S. Day and Louis E.
 R       Lataif                                       / /       / /        / /

 O    2. To approve Amendments to Paragraphs 6        For    Against    Abstain
         and 13A of the 1993 Employee Stock
 X       Compensation Plan, and to approve the        / /      / /        / /
         Amended 1993 Plan in its entirety.
 Y
      Nominee Exception

      -----------------------

      3. To approve an Amendment to Paragraph 12A    For     Against    Abstain
         of the 1984 Employee Stock Option Plan,
         and to approve the Amended 1984 Plan in     / /       / /        / /
         its entirety.


      THE BOARD RECOMMENDS A VOTE AGAINST ITEM 4    For     Against    Abstain

                                                    / /       / /         / /
      4. SHAREHOLDER PROPOSAL - CERES Principles

      5. In their discretion, the Proxies are
         authorized to vote upon any other matter which may properly come before the meeting.

                                                                          ,1995
      ---------------------------------------------  --------------------------
      Signature                                      Date

                                                                          ,1995
      ---------------------------------------------  --------------------------
      Signature                                      Date

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.